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                                                                      EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                            PER SHARE EARNINGS (LOSS)
                          EDUCATION ALTERNATIVES, INC.
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

                                                        Year ended June 30,
                                              -----------------------------------------
                                                 1997          1996             1995
                                              ----------   -----------      -----------
Weighted average number of
shares outstanding                             7,489,000     7,477,000        6,822,000

Effect of dilutive stock options
based on the treasury stock method                12,000             -                -
                                              ----------   -----------      -----------

Weighted average shares outstanding used to
compute net earnings (loss) per share          7,501,000     7,477,000        6,822,000
                                              ----------   -----------      -----------
                                              ----------   -----------      -----------

Net earnings (loss)                           $  566,000   $(9,507,000)     $(7,443,000)
                                              ----------   -----------      -----------
                                              ----------   -----------      -----------

Net earnings (loss) per share                 $      .08   $     (1.27)     $     (1.09)
                                              ----------   -----------      -----------
                                              ----------   -----------      -----------
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Stock options and warrants have been excluded from the loss per share computation as their effects are antidilutive.